Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
WPT Enterprises, Inc.
Los Angeles, California

We consent to the incorporation by reference in the registration statements of WPT Enterprises, Inc. on Forms S-8 (file Nos. 333-122573 and 333-135819) of our reports dated February 15, 2007, included in this Annual Report on Form 10-K, on the financial statements of WPT Enterprises, Inc. as of December 31, 2006 and January 1, 2006, and for each of the three years ended December 31, 2006, January 1, 2006 and January 2, 2005, and on management’s assessment of and on the effectiveness of internal control over financial reporting as of December 31, 2006.

/s/ PIERCY BOWLER TAYLOR & KERN

Piercy, Bowler, Taylor & Kern,
Certified Public Accountants and Business Advisors
A Professional Corporation
Las Vegas, Nevada

March 12, 2007